Exhibit 5.1

Advocaten

Notarissen

Belastingadviseurs

To Qiagen N.V. Spoorstraat 50 5911 KJ VENLO The Netherlands	Tripolis Burgerweeshuispad 301 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Date 11 May 2007	Joost J.J. Schutte advocaat

Our ref.	1161\Diversen1\74578103 - Qiagen
2007\l003-1161\js

Dear Sirs,

Qiagen N.V.

SEC Registration

of 1,000,000 ordinary shares

in the share capital of Qiagen N.V.

1	Introduction

I have acted on behalf of De Brauw Blackstone Westbroek N.V. as Dutch legal adviser (advocaat) to Qiagen N.V., with corporate seat in Venlo, (the “Company”) in connection with the registration (the “Registration”) by the Company with the United States Securities and Exchange Commission (the “SEC”) of 1,000,000 ordinary shares (the “Shares”), each having a nominal value of EUR 0.01, in the Company’s share capital, to be newly issued by the Company to the shareholders of eGene, Inc. (“eGene”) in connection with the agreement and plan of merger among Qiagen North American Holdings, Inc. (“Qiagen NAH”), Electra Merger Sub, Inc. (“Electra”) and eGene. I have taken instructions solely from the Company.

2	Dutch Law

This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Dutch law.

De Brauw Blackstone Westbroek N.V., The Hague, is registered with the trade register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in The Hague and contain a limitation of liability. Client account notaries ING Bank no. 69.32.13.876.

3	Scope of Inquiry

For the purpose of this opinion, I have examined the following documents:

3.1	A photocopy of a notarial copy of the Company’s deed of incorporation and its articles of association as most recently amended on 14 July 2005 according to the trade register extract referred to in paragraph 3.2, both as filed with the chamber of commerce and industry for Limburg-Noord (the “Chamber of Commerce”).

3.2	A faxed copy of a trade register extract regarding the Company provided by the Chamber of Commerce and dated 7 May 2007.

3.3	A print of an e-mailed copy received by me on 7 May 2007 of the minutes of the Company’s general meeting of shareholders held on 16 June 2004, including a resolution to extend until 16 June 2009 the authorisation of the Company’s supervisory board (raad van commissarissen) to (i) resolve upon the issue of shares to a maximum of the authorised capital of the Company and to determine the price and further terms and conditions of such share issues, (ii) limit or exclude any pre-emptive rights (voorkeursrechten) to which shareholders may be entitled, and (iii) grant rights to subscribe for shares up to a maximum of the authorised capital of the Company.

3.4	A print of an e-mailed copy of a written resolution of the Company’s supervisory board (raad van commissarissen), undated but received by me on 11 May 2007, including a resolution to issue the Shares and to exclude all pre-emptive rights in respect thereof.

3.5	A print of an e-mailed copy received by me on 11 May 2007 of a draft of a registration statement on Form F-4 relating to the Registration, to be filed with the SEC on 11 May 2007 (excluding the documents incorporated in the registration statement by reference and any annexes to it) (the “Registration Statement”).

3.6	A print of an e-mailed copy received by me on 9 May 2007 of an executed copy of an agreement and plan of merger among Qiagen NAH, Electra and eGene, dated 12 April 2007 (the “Agreement and Plan of Merger”).

3.7	A print of an e-mailed copy of an executed copy of an amendment to the Agreement and Plan of Merger, among Qiagen NAH, Electra and eGene, undated but received by me on 11 May 2007.

In addition, I have obtained the following confirmations given by telephone on the date of this opinion:

3.8	Confirmation from the Chamber of Commerce that the trade register extract referred to in this paragraph 3 is up to date.

3.9	Confirmation from the office of the bankruptcy division (faillissementsgriffie) of the Roermond district court that the Company is not registered as having been declared bankrupt or granted suspension of payments.

I have not examined any document, and do not express an opinion on any document or any reference to it, other than the documents listed in this paragraph 3. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	Any minutes and extracts from minutes referred to in paragraph 3 are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in those minutes and any written resolutions referred to in paragraph 3 (i) were validly passed and remain in full force and effect without modification, and (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law. Any confirmations referred to in paragraph 3 are true.

4.4	The Shares have been or will have been issued and offered by the Company and have been or will have been accepted by the shareholders of eGene as subscribers for them in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law and including, without limitation, (i) that the Shares have been, are and will be offered in the Netherlands only in accordance with the Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”) and (ii) that insider trading (voorwetenschap) rules under the FMSA are complied with).

4.5	At the time of issue of the Shares, the Company’s authorized share capital (maatschappelijk kapitaal) is sufficient to allow for the issue.

4.6	The Shares have been or will have been issued in the form and manner prescribed by the Company’s articles of association at the time of issue and have been or will have been validly accepted by the shareholders of eGene as subscribers for them.

4.7	The nominal amount of the Shares and any agreed share premium will have been validly paid.

4.8	The Registration Statement has been or will have been filed with the SEC in the form referred to in paragraph 3.

5	Opinion

Based on the documents and confirmations referred to and the assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, I am of the following opinion:

5.1	The Shares have been or will have been duly authorized and, when issued, will have been validly issued in accordance with Dutch law and fully paid. The holders of the Shares will not be liable for the Company’s obligations, except in the case of abuse of the Company’s legal personality and other exceptional circumstances.

6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

6.2	The trade register extract referred to in paragraph 3 does not provide conclusive evidence that the facts set out in it are correct. However, under the 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it.

6.3	The confirmation from the office of the bankruptcy division referred to in paragraph 3 does not provide conclusive evidence that the Company has not been declared bankrupt or granted suspension of payments.

7	Reliance

This opinion is solely for the purpose of the Registration. It is not to be transmitted to anyone nor is it to be relied upon for any other purpose or quoted or referred to in any public document or filed with anyone without my written consent except that (i) it may be filed with the SEC as an exhibit to the Registration Statement and (ii) it may be referred to under the caption “Legal Matters” in the Registration Statement (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended).

Yours faithfully,

/s/ Joost J.J. Schutte

Joost J.J. Schutte

for De Brauw Blackstone Westbroek N.V.